Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END 2011 RESULTS

McKinney, TX, February 6, 2012 – Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2011, net income was $1.23 per share, compared with $ 1.28 per share for the year-ago quarter. Net operating income for the quarter was $1.25 per share, compared with $1.12 per share for the year-ago quarter.

Net income for the year ended December 31, 2011, was $4.72 per share, compared with $4.20 per share for the year-ago period. Net operating income for the year ended December 31, 2011, was $4.68 per share, compared with $4.27 per share for the year-ago period.

Book value per share on a GAAP basis was $41.54 for the quarter ended December 31, 2011, compared to $33.24 for the year-ago quarter. Book value per share on a management basis (excluding net unrealized gains on fixed maturities) was $35.59 for the quarter, compared to $32.69 for the year-ago quarter.

Return on equity (ROE) on a GAAP basis was 12% for the quarter ended December 31, 2011, compared to 15% for the year-ago quarter. ROE on a management basis (excluding net unrealized gains on fixed maturities) was 14.2% for the quarter, compared to 13.9% for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	Net operating earnings per share increased 12% over the year-ago quarter

•	ROE (excluding net unrealized gains on fixed maturities) was 14.2% compared to 13.9% for the year-ago quarter

•	Book value per share (excluding net unrealized gains on fixed maturities) increased 9% over the year-ago quarter

•	Net sales were up for all lines of business compared to the year-ago quarter:

•	Life – up 5%

•	Health – up 7%

•	Part D – up 590%

•	American Income agent count was up 12% over the year-ago quarter and net life sales were up 11%

•	1.7 million shares of common stock were repurchased, bringing the total for the year to 18.9 million shares

•

Impact of new accounting guidelines to be adopted retrospectively effective January 1, 2012, on deferred acquisition costs will be towards the lower end of previous guidance – a write-down of approximately 10% of equity (excluding net unrealized gains on fixed maturities) and a reduction in 2012 net operating earnings per share of less than 2%

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		%	Quarter Ended December 31,		%
	2011	2010	Chg.	2011	2010	Chg.

Insurance underwriting income*	$1.19	$0.98	21	$121.5	$119.0	2
Excess investment income*	0.71	0.63	13	72.2	76.0	(5)
Parent company expense	(0.01)	(0.01)		(1.5)	(1.7)
Income tax	(0.60)	(0.53)	13	(61.7)	(64.7)	(5)
Stock option expense, net of tax	(0.02)	(0.01)		(2.5)	(1.8)

Net operating income from continuing operations	$1.25	$1.04	20	$127.9	$126.8	1
Net operating income from discontinued operations	0.00	0.08		0.0	9.4

Net operating income from all operations	$1.25	$1.12	12	$127.9	$136.2	(6)

Reconciling items, net of tax:
Realized gains on investments – continuing operations	0.03	0.14		3.1	17.6
Realized gains on investments – discontinued operations	0.00	0.00		0.0	0.4
Loss on disposal of discontinued operations	0.00	(0.03)		0.0	(3.9)
Medicare Part D adjustment	0.04	0.04		3.8	4.6
State administrative settlement	(0.01)	0.00		(0.6)	0.0
Litigation expense	(0.08)	0.00		(7.8)	0.0

Net income	$1.23	$1.28		$126.4	$154.8

Weighted average diluted shares outstanding (000)	102,369	121,405

	Per Share Year Ended December 31,		%	Year Ended December 31,		%
	2011	2010	Chg.	2011	2010	Chg.

Insurance underwriting income*	$4.50	$3.85	17	$494.0	$473.9	4
Excess investment income*	2.66	2.41	10	292.6	297.1	(2)
Parent company expense	(0.07)	(0.07)		(7.7)	(8.8)
Income tax	(2.32)	(2.08)	12	(254.7)	(256.5)	(1)
Stock option expense, net of tax	(0.09)	(0.06)		(9.7)	(7.7)

Net operating income from continuing operations	$4.68	$4.04	16	$514.4	$498.0	3
Net operating income from discontinued operations	0.00	0.23		0.0	27.9

Net operating income from all operations	$4.68	$4.27	10	$514.4	$526.0	(2)

Reconciling items, net of tax:
Realized gains on investments – continuing operations	0.15	0.20		16.8	24.3
Realized gains on investments – discontinued operations	0.00	0.02		0.0	1.9
Loss on disposal of discontinued operations	0.00	(0.28)		(0.5)	(35.0)
State administrative settlement	(0.04)	0.00		(4.5)	0.0
Litigation expense	(0.07)	0.00		(7.8)	0.0
Loss on sale of equipment	(0.01)	0.00		(0.6)	0.0

Net income	$4.72	$4.20		$517.9	$517.1

Weighted average diluted shares outstanding (000)	109,815	123,123

*	See definitions in the following sections and in the Torchmark 2010 SEC Form 10-K.

	Financial Summary, continued
	Management vs. GAAP Measures
	(dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.*)		Revaluation Adjustment*		GAAP
	at December 31,		at December 31,		at December 31,
	2011	2010	2011	2010	2011	2010

4th Qtr. Net income as a ROE	—	—			12.0%	15.0%
4th Qtr. Net operating income as a ROE	14.2%	13.9%			—	—

Shareholders’ equity	$3,624	$3,949	$605	$67	$4,229	$4,016
Book value per share	$35.59	$32.69	$5.95	$0.55	$41.54	$33.24

*

Accounting rules (formerly known as FAS 115) require a revaluation adjustment of fixed maturities available for sale to fair value. Without the revaluation adjustment, these assets would be reported at amortized cost. ROE is calculated using average equity for a given period.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the fourth quarter 2011 with fourth quarter 2010:

Life insurance accounted for 75% of the Company’s insurance underwriting margin for the quarter and 65% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 21% of Torchmark’s insurance underwriting margin for the quarter and 27% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance increased 5%, while health sales, excluding Medicare Part D, increased 7%.

Insurance Premium Revenue

	Insurance Premium Revenue from Continuing Operations (dollars in millions)
	Quarter Ended Dec. 31, 2011	Quarter Ended Dec. 31, 2010	% Chg.

Life insurance	$432.1	$415.4	4
Health insurance excluding Medicare Part D	179.2	188.3	(5)
Health Medicare Part D	48.5	51.2	(5)
Annuity	0.2	0.2

Total	$659.9	$655.2	1

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income from Continuing Operations (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2011	% of Premium	Quarter Ended Dec. 31, 2010	% of Premium	% Chg.
Insurance underwriting margins:
Life	$121.4	28	$114.9	28	6
Health	33.8	19	35.4	19	(5)
Health Medicare Part D	6.6	14	8.5	17	(23)
Annuity	0.5		0.4

	162.2		159.2
Other income	0.6		0.5
Administrative expenses	(41.3)		(40.7)

Insurance underwriting income	$121.5		$119.0
Per share	$1.19		$0.98

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin; $57 million on premium revenue of $177 million. Life premiums of $157 million were up 9% and life insurance underwriting margin of $51 million was up 5%. As a percentage of life premium, life underwriting margin was 32%, down from 33% and the highest of the major life distribution channels at Torchmark. Producing agents were 4,381, up 12% from a year ago, and down 2% during the quarter. Net life sales were $37 million, up 11%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin; $39 million on premium revenue of $160 million. Life premiums of $146 million were up 6%, and the life underwriting margin of $36 million was up 6%. As a percentage of life premium, life underwriting margin was 25%, same as the year-ago quarter. Net life sales were $33 million, up 8%.

LNL Agency (which now includes UA Branch Office Agency) was Torchmark’s third leading contributor to total underwriting margins; $26 million on premium revenue of $140 million. Life premiums of $71 million were down 3% and life underwriting margin of $16 million was down 1%. As a percentage of life premium, life underwriting margin was 23%, same as the year-ago quarter.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin; $10 million on health premium of $69 million. Health underwriting margin as a percentage of premium was 14%, up from 13%. Net health sales for the LNL Agency were $5 million, up 43%.

LNL Agency producing agents fell to 1,345, down 33% from a year ago, and down 15% during the quarter. Net life sales for the LNL Agency were $8 million, down 23%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin; $15 million on health premium of $76 million. Health underwriting margin as a percentage of premium was 20%. Net health sales were $13 million, up 3%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. Fourth quarter 2011 premium revenue was $48 million, down 5%. Underwriting margin for fourth quarter 2011 was $7 million, down 23%. Net sales were $97 million, up 590%. Torchmark developed a new lower cost Part D plan for 2012 which resulted in the addition of approximately 76,000 low-income auto-enrollees. This new plan was priced with the same targeted profit margin as our other Part D plan.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown earlier in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $41 million, up 1.5% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2011 with the fourth quarter 2010:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended December 31, (dollars in millions, except per share data)
	2011	2010	% Chg.
Net investment income from continuing operations	$178.1	$175.4	2

Required interest:
Interest on net policy liabilities	(86.5)	(80.5)
Interest on debt	(19.5)	(18.9)

Total required interest	(105.9)	(99.4)	7

Excess investment income from continuing operations	$72.2	$76.0	(5)
Per share	$0.71	$0.63	13

Despite lower new money yields, both net investment income and average invested assets increased by about the same percentage. This is due to the fact that the Company held significantly more short term securities during the fourth quarter of 2010 than during the fourth quarter of 2011. Required interest on net policy liabilities increased 7%, while average liabilities only increased 5% because the average discount rate increased to 5.6% from 5.5% a year ago.

Investment Portfolio

The composition of the investment portfolio at December 31, 2011 is as follows:

	Invested Assets
	(dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$10,924	96%
Equities	15	0%
Mortgage loans	1	0%
Investment real estate	3	0%
Policy loans	401	4%
Other long-term investments	22	0%
Short-term investments	21	0%

Invested assets	$11,387	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities
	(dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$7,970	$386	$8,356
Redeemable preferred stock:
U.S.	824	254	1,078
Foreign	85	0	85
Municipal	1,213	0	1,213
Government-sponsored enterprises	35	0	35
Government and agencies	47	0	47
Collateralized debt obligations	0	60	60
Residential mortgage-backed securities	14	0	14
Other asset-backed securities	35	0	35

Fixed maturities	$10,223	$701	$10,924

The market value of Torchmark’s fixed maturity portfolio was $11.9 billion; $964 million higher than amortized cost of $10.9 billion. The $964 million of net unrealized gains compares to $942 million at September 30, 2011. Gross unrealized gains and losses at December 31, 2011 were $1.2 billion and $239 million, respectively.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 94% of fixed maturities (95% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.52% during the fourth quarter of 2011, compared to 6.65% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $273 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended December 31,
	2011	2010

Average annual effective yield	5.2%	5.8%
Average rating	A -	A
Average life (in years) to:
First call	28.1	27.0
Maturity	28.3	29.1

Realized Capital Gains on Investments – during the quarter ended December 31, 2011:

Torchmark had a net realized capital gain of $4.8 million ($3.1 million after tax) resulting primarily from dispositions of fixed maturities. For the year, net realized capital gains were $25.9 million ($16.8 million after tax).

SHARE REPURCHASE – during the quarter ended December 31, 2011:

During the quarter, the Company repurchased 1.7 million shares of Torchmark Corporation common stock at a total cost of $67.3 million at an average price per share of $40.44. For the year, the Company repurchased 18.9 million shares.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies continues to be more than sufficient to support current operations. In addition, the parent company had $74 million of liquid assets at December 31, 2011.

NEW ACCOUNTING GUIDANCE:

Effective January 1, 2012, Torchmark will retrospectively adopt Accounting Standards Update 2010-26, new guidance that amends accounting for deferred acquisition costs. This is expected to result in a one-time reduction in GAAP equity (excluding OCI) of approximately 10% and a reduction in 2012 net operating income per share of less than 2%.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2012:

Torchmark projects that for the year ending December 31, 2012, net operating income per share will range from $5.10 to $5.40. This guidance includes the expected impact of the new accounting guidance discussed above.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2010, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2011 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, February 7, 2012. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com